UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2015

Sprint Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-04721	46-1170005
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6200 Sprint Parkway

Overland Park, Kansas 66251

(Address of Principal Executive Offices, Including Zip Code)

(855) 848-3280

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2015, Sprint Corporation (“Sprint”) announced that Tarek Robbiati, 50, has agreed to become Chief Financial Officer of Sprint effective on August 31, 2015. Joseph Euteneuer, our current Chief Financial Officer, will leave Sprint following the orderly transition of responsibilities. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Mr. Robbiati has been the Chief Executive Officer and Managing Director of FlexiGroup Limited since January 21, 2013 and January 28, 2013 respectively. FlexiGroup Limited is listed on the Australian Securities Exchange and provides a range of finance products and payment solutions to consumers and businesses through a network of retail and business partners. FlexiGroup Limited operates in Australia, New Zealand, and Ireland. Previously, Mr. Robbiati served as Group Managing Director of Telstra International Group and Chairman of CSL-NWM, a mobile operator in Hong Kong, and also served as deputy Chief Financial Officer of Telstra Corporation. Prior to that, Mr. Robbiati held various management positions at Telstra International Group, Hong Kong CSL Limited (a subsidiary of Telstra Corporation Limited), and Telstra Corporation Limited. On July 27, 2015, Sprint entered into an employment agreement with Mr. Robbiati (the “Agreement”) with an initial term of 24 months from his hire date. The Agreement provides for the following annual compensation:

•	an annual base salary of $800,000;

•	participation in Sprint’s short-term incentive compensation plan with a targeted annual opportunity for fiscal year 2015 equal to 125% of his annual base salary, prorated for the period from his hire date through March 31, 2016; and

•	participation in Sprint’s long-term incentive compensation plan. For fiscal year 2015 the targeted annual opportunity will be $1,500,000; for the remainder of the term the targeted annual opportunity will be determined annually by Sprint’s Compensation Committee.

The Agreement states that Sprint will provide Mr. Robbiati with the following sign-on compensation:

•	a $375,000 cash sign-on bonus payable as soon as administratively practicable after thirty days following his hire date;

•	if Mr. Robbiati forfeits his short-term bonus from FlexiGroup as a result of his employment with Sprint, a cash payment in U.S. dollars in an amount equal to $900,000 AUD payable within 30 days of validation of such forfeiture;

•	an award of 520,000 shares of restricted stock units (the “Sign-On RSU Award”) granted as of his hire date, to vest on the second anniversary of the date of grant; and

The Agreement provides for an award of 1.25 million shares of restricted stock units which can be earned upon the achievement of specified volume-weighted average prices of Sprint’s common stock during any 150-calendar day period during the four-year period from June 1, 2015 through May 31, 2019 (the “Turnaround RSU Award”).

The Agreement provides that Mr. Robbiati’s job location will be in Overland Park, Kansas and that he will relocate his primary residence to the area by September 30, 2015 under the standard officer relocation program, with certain exceptions appropriate given he is relocating from Australia.

Under the Agreement, in the event that Mr. Robbiati’s employment is terminated by Sprint without cause (as defined in the Agreement), or Mr. Robbiati terminates his employment for good reason (as defined in the Agreement), other than in connection with a change in control of Sprint and subject to a release of claims:

•	he will continue to receive his base salary for 24 months following his termination date (the “Restricted Period”);

•	he will receive a payment under the then-applicable short-term incentive plan during the Restricted Period equal to the lesser of his targeted opportunity as of his termination date and the payout determined by Sprint’s Compensation Committee based on actual performance of Sprint compared to the targeted objectives under the plan;

•	he will be entitled to participate in certain benefit plans during the Restricted Period; and

•	the restrictions with respect to any unvested portions of the Sign-On Restricted Stock Award will lapse as of his termination date; and

•	the restrictions with respect to the Turnaround RSU Award will lapse for a pro-rata number of the shares earned upon achievement of the price targets that would have otherwise been received without such termination on the vesting date, based on the number of days Mr. Robbiati was employed during the performance period over the entire performance period; provided, however, that if he has a termination of employment for the reason described above before completing 365 days of service, his pro-rata earned shares will be calculated using 365 days in the numerator rather than the number of days he was employed during the performance period, but only earned upon the achievement of specified volume-weighted average prices of Sprint’s common stock during any 150-calendar day period during the four-year period from June 1, 2015 through May 31, 2019.

Upon Mr. Robbiati’s death, the restrictions with respect to any unvested portions of the Sign-On RSU Award would lapse and a pro rata portion of the Turnaround RSU Award would lapse as described above.

In the event of Mr. Robbiati’s termination of employment due to disability, he will continue to receive his base salary for 12 months (reduced by any amounts paid under Sprint’s long-term disability plan), he will be entitled to continue to participate in certain benefit plans for such period, and the restrictions with respect to any unvested portion of the Sign-On RSU Award will lapse as of his termination date. In addition, a pro rata portion of the Turnaround RSU Award would lapse as described above.

If, in connection with a change in control of Sprint, Mr. Robbiati’s employment is terminated without cause or Mr. Robbiati terminates his employment for good reason during the 18-month period following a change in control (subject to certain exceptions), subject to a release of claims, he is entitled to severance compensation in the form of a lump sum payment of two times his base salary and two times his annual short-term target opportunity as of the date of his termination of employment, to participate in certain benefit plans during the Restricted Period and to the lapse as of his termination date of the restrictions with respect to any unvested portion of the Sign-On RSU Award. With respect to the Turnaround RSU Award, earned shares (if any) will be the greater of the achievement based on (1) volume-weighted average prices of Sprint’s common stock over any 150-calendar day period as of the date of the change in control as compared to the price targets, or (2) the consideration per share of Sprint stock in connection with the change in control as compared to the price targets. Any earned shares under the previous sentence will vest on the vesting date as specified, unless the continuing entity fails to assume the RSUs, in which case vesting will accelerate without proration as of the date of the change in control. In addition, if during the 18-month period, Mr. Robbiati’s employment is terminated by Sprint without cause, or Mr. Robbiati terminates his employment for good reason, any earned shares will immediately vest and become payable without proration. Change in Control for this award is as defined in the equity plan in effect, except that acquisition by SoftBank CORP. or its subsidiaries of 100% of Sprint’s shares (such that the Company ceases to have any class of equity securities listed on a national securities exchange) will not constitute a change in control.

Throughout his employment and through the Restricted Period, Mr. Robbiati has agreed not to compete with Sprint or solicit employees or customers of Sprint. If Mr. Robbiati breaches any of these obligations, he would forfeit his right to any future severance payments and benefits to which he otherwise would be entitled.

The Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Employment Agreement, executed August 2, 2015, effective on August 31, 2015, between Tarek Robbiati and Sprint Corporation

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2015	Sprint Corporation

	By:	/s/ Timothy P. O’Grady
Timothy P. O’Grady, Assistant Secretary